Exhibit 99.1

Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
510.655.8730 Fax 510.655.9910

News Release

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON RESPONDS TO NOVARTIS OFFER

EMERYVILLE, Calif., September 5, 2005 – Chiron Corporation (NASDAQ: CHIR) today issued the following statement from Chiron’s independent board directors in response to the offer from Novartis AG (NYSE: NVS) on September 1, 2005, to acquire the approximately 58% of Chiron shares that Novartis does not already own for $40 per Chiron share in cash:

“Over the 10 years since Novartis has been Chiron’s largest stockholder, Chiron has regularly discussed with Novartis a number of strategic initiatives, including mergers, significant acquisitions and other transactions, including transactions initiated by Novartis.  As a result, Chiron has had an on-going dialogue with Novartis regarding its intentions with respect to its investment in Chiron.  Chiron’s independent directors have not, however, solicited an offer to buy Chiron.

“We are pleased by the fact that Novartis continues to recognize Chiron’s promising prospects, as do Chiron’s independent directors.

“After thorough analysis and consideration of Novartis’ offer to acquire the shares of Chiron it does not already own for $40.00 per share in cash, the independent directors of Chiron have determined that this offer is inadequate.”

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people’s lives. For more information about Chiron, please visit www.chiron.com.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change. A discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by any forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and the Form 10-Q for the quarter ended June 30, 2005, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company’s actual performance to differ from current expectations.  Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

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